Exhibit 99.10

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Great Elm Group, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit thereto. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 3rd day of December 2024.

Long Ball Partners, LLC
By: ICAM Holdings, LLC its Managing Member

By:	/s/ Jason Reese
Jason Reese, Chairman & CEO

ICAM Holdings, LLC

By:	/s/ Jason Reese
Jason Reese, Chairman & CEO

Imperial Capital Group Holdings II, LLC

By:	/s/ Jason Reese
Jason Reese, its Authorized Signatory

/s/ Jason Reese
Jason Reese